Cimarex Announces 2014 Capital Plans, Production Guidance and Additional Wolfcamp Results

- 2014 capital spending of $1.8 billion; up $200 million from 2013 levels

- 2014 production estimated to average 760-800 MMcfe/day

- Culberson Wolfcamp A well averages 1,251 BOE/day (672 barrels of oil/day)

- Successful Wolfcamp B/C test in Reeves County produces 465 barrels of oil/day

DENVER, Jan. 13, 2014 /PRNewswire/ -- Cimarex Energy Co. (NYSE: XEC) today released its 2014 capital plan of $1.8 billion, 78 percent of which is earmarked for projects in the Delaware Basin. Total company production is expected to grow to an average 760-800 MMcfe per day in 2014, a midpoint increase of 13 percent over 2013. Estimated growth in oil production of 17-19 percent will outpace natural gas liquids (NGL) and natural gas production growth. The capital program will be funded with cash flow from operating activities and bank debt.

Tom Jorden, Cimarex Chairman and CEO said, "Cimarex uncovered significant, new high rate-of-return opportunities in the Delaware Basin during 2013, particularly in the Wolfcamp shale. Our goal this year is to more fully understand this large resource and how best to develop it. We have multiple pilot programs planned that are designed to do just that."

Cimarex intends to invest $1.4 billion in the Permian Region in 2014, up 40 percent from 2013 capital expenditures of approximately $1 billion. About $1.2 billion will be invested drilling and completing wells, including $600 million in the Wolfcamp shale. About $375 million will be used to drill oil-rich Bone Spring sands and $175 million will be dedicated to drilling Avalon shale wells. Cimarex has allocated $350 million of capital to opportunities in the Mid-Continent region including, nearly $250 million in the Cana-Woodford shale.

Cimarex currently has four downspacing pilots planned in 2014, two in the Wolfcamp D in Culberson County and two Wolfcamp pilots in Reeves County. A four-well, 80-acre spacing pilot in the Wolfcamp A in Reeves County is now underway and drilling will commence on the first four-well, 80-acre spacing pilot in Culberson County later this month. A stacked lateral pilot is currently drilling in Culberson County to determine whether the Wolfcamp D and C can be completed and produced as separate intervals. Another pilot planned in Reeves is designed to simultaneously test both downspacing and stacked lateral spacing in the Wolfcamp A. Drilling will commence on this six-well pilot during the first quarter.

Drilling Update
Cimarex announced that its first Wolfcamp A test in Culberson County, Texas, the Twenty Grand 26 Fee #1H, had an average 30-day peak production rate of 1,251 barrels of oil equivalent (BOE) per day including 672 barrels of oil per day (54 percent). The well was drilled using a 5,000-foot lateral and an upsized completion (20-stage frac). As anticipated, this well yielded a significantly higher percentage of oil than wells producing from the deeper Wolfcamp D horizon, which yielded 26 percent oil. Additional Wolfcamp A wells are planned in Culberson County in 2014.

The company also announced that the Marmot 55-14 Unit #1H in Reeves County, Texas, was completed to the Wolfcamp B/C and had an average 30-day peak production rate of 6.4 MMcfe per day including 465 barrels of oil per day (44 percent). Cimarex has also completed and begun production testing of a Wolfcamp A well in Ward County, Texas. Both of these wells were completed using upsized fracs. Going forward, it is expected that all of the company's Wolfcamp wells will be completed with upsized fracs (approximately 20 frac stages per 5,000 feet of horizontal section). In addition, Cimarex is drilling extended lateral Wolfcamp wells in Culberson, Reeves and Ward Counties.

Cimarex is currently operating 12 horizontal rigs in the Permian Basin and expects to increase to 16 by the end of January.

About Cimarex Energy
Denver-based Cimarex Energy Co. is an independent oil and gas exploration and production company with principal operations in the Mid-Continent and Permian Basin areas of the U.S.

This communication contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding 2014 planned capital expenditures and estimated production. These statements are based on current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are more fully described in SEC reports filed by Cimarex. While Cimarex makes these forward-looking statements in good faith, management cannot guarantee that anticipated future results will be achieved. Cimarex assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law. Actual results may differ materially from Cimarex projections and can be affected by a variety of factors outside the company's control including the risks and uncertainties described in the company's SEC reports.

CONTACT: Cimarex Energy Co., Karen Acierno, 303.285.4957, Mark Burford, 303.295.3995, www.cimarex.com